Exhibit 10.4
MORNINGSTAR PLATFORM
2008 SHORT-TERM INCENTIVE COMPENSATION PLAN

Purpose:	To (i) align employee compensation with the annual objectives of the company, (ii) motivate employees to create sustained shareholder value, and (iii) ensure retention of key employees by ensuring that compensation remains competitive.

Participants:	Key management employees, individual contributors, and senior executive officers of Dean Foods Morningstar Platform who are in positions to influence and/or control results in their specific areas of responsibility.

Payout Criteria:	The criteria for payment to Participants under this Plan and the weighting of such criteria is based on position level in the organization, performance against financial targets and performance against individual objectives as set forth below.

Participant Group	Morningstar Objectives
COO Morningstar	20% Dean Foods Financial(s)
40% Morningstar Financial(s)
40% Individual Objectives

All Other	60% Morningstar Financial(s)
40% Individual Objectives

Payout Scales:	The payout factor for the financial component of the incentive payout is 0% — 200% based on actual performance against approved objectives. The payout factor for the individual objective component is 0% — 150% based on actual performance against approved objectives.

Objectives Performance Payout Factor:	Approved financial objectives and the range of performance for each objective for the Plan Year along with the corresponding payout factor scale based on actual performance will be included in the Administrative Guidelines for the Plan.

Individual Objectives:	Each plan participant will have a component of their incentive based on the attainment of certain specified individual performance objectives as determined by the Participant’s supervisor. Actual earned awards are based on the individual’s performance rating under the One Dean Performance Management Program (PMP). The Company will provide guidelines for the determination of these awards on an annual basis.

If financial performance exceeds 100% of target, then the individual payout factor is multiplied by the financial payout factor for purposes of calculating the individual component of the incentive award. If a participant has 2 or more financial measures in the financial component, then the financial payout factors are averaged on a pro rata basis to determine if overall Financial performance exceeds 100% of target. If the prorata average of

MORNINGSTAR PLATFORM
2008 SHORT-TERM INCENTIVE COMPENSATION PLAN

the financial payout factors exceeds 100% of target, then the prorata average of the financial factors is multiplied by the

Individual payout factor for purposes of calculating the individual component of the incentive award.

Adjustment of Targets	Upon the recommendation of the CEO, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. Significant acquisitions or dispositions of assets or companies or issuances or repurchases of common stock or other equity interests may, at the Compensation Committee’s discretion, result in an adjustment to the Dean Foods financial target or a region’s or business unit’s financial target.

Determination of Individual Target Incentive:	Individual target incentives for specific positions are included in the Dean Foods Integrated Compensation Program. The Company may make adjustments to an individual’s target incentive based on market conditions or business requirements.

Eligibility:	Eligibility is determined by level in the company or as approved by the Morningstar Chief Operating Officer, or Executive Vice President Human Resources, or their designate. Participants must be actively employed by the Company on the date incentive awards are paid in order to receive an incentive award, except as otherwise provided by State law. If a participant dies, becomes disabled, or retires prior to the payment of awards, the participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position and actual results of the company. Eligibility and individual target amounts may be prorated. A participant’s year-end base salary will be used to calculate the incentive award. All proration of incentive awards will be calculated based on whole month participation. If a participant becomes eligible to participate in the plan, transfers or changes jobs from the first day of the month through the 15th of the month, the incentive award will be calculated based on full month participation. If an employee becomes eligible to participate in the plan, transfers or becomes ineligible for the plan between the first day of the month and the 15th of the month, the incentive award will be calculated based on full month participation. If the eligibility change occurs between the 16th of the month and the end of the month, the incentive award will be calculated beginning with the full calendar month following the change. Eligible participants who join the company on or after October 1st will receive a prorated award, if earned, with the individual portion of the award calculated at target performance.

Special Awards:	Upon recommendation of the Dean Foods Company CEO and the Morningstar Chief Operating Officer, special awards may be made

MORNINGSTAR PLATFORM
2008 SHORT-TERM INCENTIVE COMPENSATION PLAN

to individual employees in the Company in recognition of extraordinary achievement which has created or will create value for Dean Foods and its shareholders.

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